November 20, 2015

To the Trustees of

DoubleLine Funds Trust

DoubleLine Equity Funds

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

Re: Expense Limitation Agreement

Gentlemen:

This Agreement, originally made and entered into as of May 22, 2014, and as amended and restated on August 21, 2014, November 20, 2014 and May 14, 2015, by DoubleLine Capital LP, DoubleLine Equity LP and DoubleLine Commodity LP, each a Delaware limited partnership, and accepted and agreed to by DoubleLine Funds Trust, a Delaware statutory trust, on behalf of each DFT Fund (as defined below), and DoubleLine Equity Funds, a Massachusetts business trust, on behalf of each of its series, is hereby amended and restated as of November 20, 2015.

With reference to the Investment Advisory and Management Agreement entered into by DoubleLine Capital LP and DoubleLine Funds Trust dated March 25, 2010, the Investment Management Agreement entered into by DoubleLine Equity LP and DoubleLine Equity Funds (with DoubleLine Funds Trust, each a “Trust”) dated March 12, 2013, and the Investment Management Agreement entered into by DoubleLine Commodity LP (with DoubleLine Capital LP and DoubleLine Equity LP, each an “Adviser”) and DoubleLine Funds Trust dated May 14, 2015, each as amended from time to time, we hereby notify you as follows:

1. DoubleLine Capital LP hereby agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Emerging Markets Fixed Income Fund, DoubleLine Multi-Asset Growth Fund, DoubleLine Low Duration Bond Fund, DoubleLine Floating Rate Fund, DoubleLine Shiller Enhanced CAPE®, DoubleLine Flexible Income Fund, DoubleLine Low Duration Emerging Markets Fixed Income Fund, DoubleLine Selective Credit Fund, DoubleLine Long Duration Total Return Bond Fund, and DoubleLine Global Bond Fund (collectively, the “DL Capital Funds”), DoubleLine Commodity LP hereby agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Strategic Commodity Fund (together with the DL Capital Funds, the “DFT Funds”), and DoubleLine Equity LP agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Equities Growth Fund (together with the DFT Funds, each, a “Fund” and, collectively, the “Funds”) to the extent necessary to limit the ordinary operating expenses of the following share classes to an amount not to exceed the following annual rates (based on such class’s average daily net assets):

	Class A	Class C	Class I	Class N
DoubleLine Emerging Markets Fixed Income Fund	-	-	0.95%	1.20%

DoubleLine Multi-Asset Growth Fund	1.45%	2.20%	1.20%	1.45%

DoubleLine Low Duration Bond Fund	-	-	0.47%	0.72%

DoubleLine Floating Rate Fund	-	-	0.75%	1.00%

DoubleLine Shiller Enhanced CAPE®	-	-	0.65%	0.90%

DoubleLine Flexible Income Fund	-	-	0.82%	1.07%

DoubleLine Low Duration Emerging Markets Fixed Income Fund	-	-	0.59%	0.84%

DoubleLine Selective Credit Fund	-	-	0.64%	-

DoubleLine Long Duration Total Return Bond Fund	-	-	0.65%	0.90%

DoubleLine Global Bond Fund	-	-	0.70%	0.95%

DoubleLine Strategic Commodity Fund	-	-	1.10%	1.35%

DoubleLine Equities Growth Fund	1.30%	-	1.05%	-

With respect to DoubleLine Emerging Markets Fixed Income Fund, DoubleLine Multi-Asset Growth Fund, DoubleLine Low Duration Bond Fund, DoubleLine Floating Rate Fund, DoubleLine Shiller Enhanced CAPE®, DoubleLine Flexible Income Fund, DoubleLine Low Duration Emerging Markets Fixed Income Fund, DoubleLine Equities Growth Fund, and DoubleLine Selective Credit Fund this agreement shall be in effect until at least July 31, 2016. With respect to DoubleLine Long Duration Total Return Bond Fund, this agreement shall be in effect until at least November 20, 2016. With respect to DoubleLine Strategic Commodity Fund, this agreement shall be in effect until at least May 13, 2017. With respect to DoubleLine Global Bond Fund, this agreement shall be in effect for the two-year period commencing on the effective date of the investment advisory agreement for DoubleLine Global Bond Fund.

For the purposes of this agreement, “ordinary operating expenses” excludes taxes, commissions, mark-ups, litigation expenses, indemnification expenses, interest expenses, acquired fund fees and expenses, and any extraordinary expenses.

2. To the extent that an Adviser waives its investment advisory fee and/or reimburses ordinary operating expenses of a share class of a Fund to satisfy the limitations set forth in this agreement, the Adviser may seek reimbursement from that share class of a portion or all of such amounts at any time within three fiscal years after the fiscal year in which such amounts were waived or reimbursed, subject to these expense limitations; provided, however, that the Adviser shall not be entitled to any reimbursement from DoubleLine Selective Credit Fund in respect of any investment advisory fees waived by the Adviser as a result of the terms of the Letter Agreement attached hereto as Exhibit A.

3. Prior to the expiration of this agreement, as provided for in paragraph one above, the expense limitation arrangements set forth above for the Funds may only be modified or terminated, with respect to a particular Trust, with the approval of a majority vote of the trustees of the Trust who are not

“interested persons” of the Trust, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”).

4. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds, and any amendments thereto, with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating their net asset value per share and for other purposes permitted under the 1940 Act, and expressly permit you to do so.

Very truly yours,

DOUBLELINE CAPITAL LP,

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Louis Lucido
Name: Louis Lucido
Title: Authorized Signer

DOUBLELINE COMMODITY LP

By: RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
Name: Henry V. Chase
Title: Authorized Signer

DOUBLELINE EQUITY LP,

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Louis Lucido
Name: Louis Lucido
Title: Authorized Signer

ACCEPTED AND AGREED TO ON BEHALF OF:

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Shiller Enhanced CAPE®

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Selective Credit Fund

DoubleLine Long Duration Total Return Bond Fund

DoubleLine Strategic Commodity Fund

DoubleLine Global Bond Fund

DOUBLELINE FUNDS TRUST

By:	/s/ Ronald Redell
Name: Ronald Redell
Title: President

ACCEPTED AND AGREED TO ON BEHALF OF:

DoubleLine Equities Growth Fund

DOUBLELINE EQUITY FUNDS

By:	/s/ Ronald Redell
Name: Ronald Redell
Title: President